Exhibit 10.5
AMENDMENT #5 TO SERVICES AGREEMENT
This Amendment #5 to Services Agreement (this “Amendment”), is entered into as of March 17, 2015, by and between Pacira Pharmaceuticals, Inc., (the “Company”), MPM Asset Management LLC (“MPM”) and Gary Patou (“Consultant”).
This Amendment #5 amends the Services Agreement dated October 28, 2010 by and among the Company, MPM and Consultant, as amended on December 8, 2011, November 29, 2012, September 11, 2013 and November 17, 2014 (the “Original Agreement”). If there is any conflict between the provisions of this Amendment and those in the Original Agreement, the provisions of this Amendment govern. Except as expressly stated in this Amendment, capitalized terms used and not defined herein have the same meanings defined in the Original Agreement. Except as expressly amended herein, all other terms and provision of the Original Agreement remain in full force and effect.
RECITALS
Consultant currently devotes approximately 50% of his business time to the Company for a monthly service fee of $15,880.40 through December 31, 2015. Due to the fact that 50% of the consultant’s business time currently costs MPM $20,904 per month, the Company agrees to a monthly service fee of $20,904 per month from April 1, 2015 through the remainder of this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Section 4(a) is hereby amended to add that the amount of Monthly Services Fee as of April 1, 2015 is $20,904.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

PACIRA PHARMACEUTICALS, INC.
By: /s/ David Stack
Dave Stack
President, CEO and Chairman

MPM ASSET MANAGEMENT LLC
By: /s/ Luke Evnin
Luke Evnin
Managing Director

CONSULTANT

/s/ Dr. Gary Patou
Dr. Gary Patou